August 13, 2025

Juan Carlos Bueno
Chief Executive Officer
MERCER INTERNATIONAL INC.
Suite 1120, 700 West Pender Street
Vancouver, British Columbia
Canada, V6C 1G8

       Re: MERCER INTERNATIONAL INC.
           Registration Statement on Form S-3
           Filed August 8, 2025
           File No. 333-289440
Dear Juan Carlos Bueno:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Eranga Dias at 202-551-8107 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of
Manufacturing